Exhibit 99.1

Monroe Capital Corporation BDC Announces Fourth Quarter And Full Year 2018 Results

CHICAGO, IL, March 5, 2019 — Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the fourth quarter and full year ended December 31, 2018. The Board of Directors of Monroe also declared its first quarter distribution of $0.35 per share, payable on March 29, 2019 to stockholders of record on March 15, 2019.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter 2018 Financial Highlights

•	Net investment income of $7.8 million, or $0.38 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $7.8 million, or $0.38 per share

•	Net increase in net assets resulting from operations of $1.2 million, or $0.06 per share
•	Net asset value (“NAV”) of $258.8 million, or $12.66 per share

•	Paid quarterly dividend of $0.35 per share on December 28, 2018

•	Current annual cash dividend yield to shareholders of approximately 11.6% (1)

(1)	Based on an annualized dividend and closing share price as of March 4, 2019.

Full Year 2018 Financial Highlights

•	Net investment income of $31.9 million, or $1.57 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $31.9 million, or $1.57 per share

•	Net increase in net assets resulting from operations of $5.8 million, or $0.29 per share

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of consistent net investment income, with Adjusted Net Investment Income of $0.38 per share, representing the 19th straight quarter where per share Adjusted Net Investment Income met or exceeded our quarterly per share dividend. We have also made our 25th consecutive quarterly dividend payment to our shareholders without any reduction in our distributions. As of quarter end, our portfolio totaled $553.6 million in investments at fair value, which represented a $71.3 million increase in the portfolio during the fourth quarter, or about a 15% increase in the quarter, as we utilized additional leverage capacity available to us after the public debt offering at the end of the third quarter. The volume of investment activity in the first quarter of 2019 has remained strong and we have already added approximately $37.6 million of investments to the portfolio, net of prepayments, since quarter end. We are also pleased to announce we recently closed on an amendment and extension of our revolving credit facility, increasing our immediately available capacity by $55.0 million, extending the term of the facility another five years and decreasing pricing from LIBOR plus 2.75% to LIBOR plus 2.375%. This amendment will allow us to continue to grow our portfolio, expand our leverage, and should positively contribute to our earnings in future quarters.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Selected Financial Highlights

(in thousands, except per share data)

	December 31, 2018	September 30, 2018
Consolidated Statements of Assets and Liabilities data:		(unaudited)
Investments, at fair value	$553,621	$482,293
Total assets	$579,829	$499,074
Net asset value	$258,767	$264,752
Net asset value per share	$12.66	$12.95

	For the quarter ended
	December 31, 2018	September 30, 2018
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$7,803	$7,726
Adjusted net investment income (1)	$7,803	$7,726
Net gain (loss)	$(6,632)	$(8,719)
Net increase (decrease) in net assets resulting from operations	$1,171	$(993)

Per share data:
Net investment income	$0.38	$0.38
Adjusted net investment income (1)	$0.38	$0.38
Net gain (loss)	$(0.32)	$(0.43)
Net increase (decrease) in net assets resulting from operations	$0.06	$(0.05)

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 74 portfolio companies, with a total fair value of $553.6 million as of December 31, 2018, as compared to debt and equity investments in 66 portfolio companies, with a total fair value of $482.3 million, as of September 30, 2018. The Company’s portfolio consists primarily of first lien loans, representing 89.9% of the portfolio as of December 31, 2018, and 86.3% of the portfolio as of September 30, 2018. As of December 31, 2018, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 10.0% and 10.0%, respectively, as compared to the weighted average contractual and effective yield of 9.7% and 9.7%, respectively, as of September 30, 2018. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity).

Financial Review

Results of Operations: Fourth Quarter 2018

Net investment income and Adjusted Net Investment Income for the quarter ended December 31, 2018 totaled $7.8 million, or $0.38 per share, compared to $7.7 million, or $0.38 per share, for the quarter ended September 30, 2018. The Company believes that Adjusted Net Investment Income is a consistent measure of the Company’s earnings. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below. Investment income for the quarter ended December 31, 2018 totaled $14.8 million, compared to $13.8 million for the quarter ended September 30, 2018. The $1.0 million increase during the quarter was primarily the result of an increase in interest and fee income, primarily due to a larger average investment portfolio size during the quarter. Total expenses for the quarter ended December 31, 2018 totaled $7.0 million, compared to $6.1 million for the quarter ended September 30, 2018. The $0.9 million increase during the quarter was primarily driven by an increase in interest expense as a result of additional borrowings required to support the growth of the portfolio.

Net gain (loss) was ($6.6) million for the quarter ended December 31, 2018, compared to ($8.7) million for the quarter ended September 30, 2018. During the quarter the Company experienced net mark-to-market valuation declines on investments in the portfolio, including unrealized losses from the impact of the fourth quarter widening of credit spreads on the valuation of the Company’s portfolio. In addition, the Company wound down its investments in TPP Operating, Inc. (“TPP”) during the quarter. This position had been marked down to zero in previous periods and this quarter represented a shift of those losses from unrealized to realized.

Net increase (decrease) in net assets resulting from operations was $1.1 million, or $0.06 per share, for the quarter ended December 31, 2018, compared to ($1.0) million, or ($0.05) per share, for the quarter ended September 30, 2018. This increase is primarily the result of fewer net mark-to-market losses during the quarter. The Company’s NAV per share decreased to $12.66 per share at December 31, 2018 from $12.95 per share at September 30, 2018.

Results of Operations: Full Year 2018

Net investment income for the year ended December 31, 2018 totaled $31.9 million, or $1.57 per share, compared to $26.0 million, or $1.40 per share, for the year ended December 31, 2017. Adjusted Net Investment Income was $31.9 million, or $1.57 per share, for the year ended December 31, 2018, compared to $25.9 million, or $1.39 per share, for the year ended December 31, 2017. Total investment income for the year ended December 31, 2018 totaled $58.4 million, compared to $51.1 million for the year ended December 31, 2017. The $7.3 million increase during the year was primarily driven by increases in interest income as a result of a larger average portfolio size and an increase in dividend income on the Company’s MRCC Senior Loan Fund. Total expenses, net of incentive fee waiver, for the year ended December 31, 2018 totaled $26.5 million, compared to $25.1 million for the year ended December 31, 2017. The $1.4 million increase during the year was primarily driven by an increase in interest expense as a result of additional borrowings on our various financing sources (including the SBA debentures, 2023 Notes, and revolving credit facility) required to support the growth of the portfolio and an increase in base management fees due to the growth in invested assets. These increases were partially offset by a decrease in incentive fees. Incentive fees were limited during the year ended December 31, 2018 due to the total return requirement. Please refer to the Company’s Form 10-K for additional information of the incentive fee calculation and associated limitation.

Net gain (loss) was ($26.1) million for the year ended December 31, 2018, compared to ($13.9) million for the year ended December 31, 2017. The net loss during the year ended December 31, 2018 was primarily the result of net unrealized mark-to-market losses on investments in the portfolio during the year.

Net increase in net assets resulting from operations was $5.8 million, or $0.29 per share, for the year ended December 31, 2018, compared to $12.2 million, or $0.65 per share, for the year ended December 31, 2017. This decrease is primarily the result of net gain (loss) on investments in the portfolio, partially offset by an increase in net investment income during the year.

Liquidity and Capital Resources

At December 31, 2018, the Company had $3.7 million in cash, $14.0 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC,” the Company’s wholly-owned SBIC subsidiary), $136.0 million of total debt outstanding on its revolving credit facility, $69.0 million of debt outstanding on its notes issued during the quarter, and $115.0 million in outstanding Small Business Administration (“SBA”) debentures. As of December 31, 2018, the Company had $64.0 million available for additional borrowings on its revolving credit facility.

On March 1, 2019 the Company completed an amendment and extension of its revolving credit facility with ING Capital LLC, as Administrative agent. Among other things, the amendment to the revolving credit facility increased the maximum amount the Company can borrow from $200.0 million to $255.0 million (which can be further increased to $400.0 million pursuant to an accordion feature), extended the maturity date on the facility to March 1, 2024, decreased pricing from LIBOR plus 2.75% to LIBOR plus 2.375% and reduced the asset coverage covenant from 2.1 to 1 to 1.5 to 1.

SBIC Subsidiary

As of December 31, 2018, MRCC SBIC had $57.6 million in leverageable capital, $14.0 million in cash and $161.0 million in investments at fair value. Additionally, MRCC SBIC had $115.0 million in SBA debentures outstanding.

As of December 31, 2018, the Company has fully drawn all available debentures at MRCC SBIC. The SBA debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

The Company formed a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company, to create MRCC Senior Loan Fund I, LLC (“SLF”) during the fourth quarter of 2017. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and NLV have each initially committed $50.0 million of capital to the joint venture. As of December 31, 2018, SLF had a $150.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”). On January 9, 2019, SLF closed an amendment to the SLF Credit Facility, increasing the commitments under the facility to $170.0 million. As of December 31, 2018, the Company had made net capital contributions of $27.2 million in SLF with a fair value of $27.6 million, as compared to net capital contributions of $25.2 million in SLF with a fair value of $26.3 million at September 30, 2018. During the quarter ended December 31, 2018, the Company received an income distribution from SLF of $0.6 million, compared to the $0.6 million received during the quarter ended September 30, 2018.

As of December 31, 2018, SLF had total assets of $177.1 million (including investments at fair value of $172.3 million), total liabilities of $121.9 million (including borrowings under the SLF Credit Facility of $101.1 million) and total members’ capital of $55.3 million. As of September 30, 2018, SLF had total assets of $142.1 million (including investments at fair value of $134.9 million), total liabilities of $89.5 million (including borrowings under the SLF Credit Facility of $81.4 million) and total members’ capital of $52.6 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and excise taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	December 31, 2018		September 30, 2018
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$7,803	$0.38	$7,726	$0.38
Net capital gains incentive fee	-	-	-	-
Excise taxes	-	-	-	-
Adjusted Net Investment Income	$7,803	$0.38	$7,726	$0.38

	For the year ended
	December 31, 2018		December 31, 2017
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$31,900	$1.57	$26,004	$1.40
Net capital gains incentive fee	-	-	(175)	(0.01)
Excise taxes	11	-	100	0.01
Adjusted Net Investment Income	$31,911	$1.57	$25,929	$1.39

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Fourth Quarter 2018 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, March 6, 2019 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #4289887.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2018 to be filed with the Securities and Exchange Commission (www.sec.gov) on March 5, 2019.

First Quarter 2019 Distribution

The Board of Directors of Monroe declared its first quarter distribution of $0.35 per share, payable on March 29, 2019 to stockholders of record on March 15, 2019. The Company has adopted a dividend reinvestment plan that provides for reinvestment of distributions on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. As a result, when the Company declares a cash distribution, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their distribution automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the Securities and Exchange Commission.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2018	September 30, 2018	December 31, 2017
		(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$468,720	$399,792	$425,747
Non-controlled affiliate company investments	57,267	56,183	58,751
Controlled affiliate company investments	27,634	26,318	9,640
Total investments, at fair value (amortized cost of: $564,124, $510,102 and $507,580, respectively)	553,621	482,293	494,138
Cash	3,744	3,969	4,332
Restricted cash	13,982	5,938	2,867
Unrealized gain on foreign currency forward contracts	16	-	-
Interest receivable	7,774	6,382	5,335
Other assets	692	492	760
Total assets	579,829	499,074	507,432

LIABILITIES
Debt:
Revolving credit facility	136,026	51,536	117,092
2023 Notes	69,000	69,000	-
SBA debentures payable	115,000	115,000	109,520
Total debt	320,026	235,536	226,612
Less: Unamortized deferred financing costs	(6,262)	(6,721)	(4,670)
Total debt, less unamortized deferred financing costs	313,764	228,815	221,942
Interest payable	2,550	766	1,535
Unrealized loss on foreign currency forward contracts	-	58	-
Management fees payable	2,318	2,196	2,064
Incentive fees payable	-	-	1,157
Accounts payable and accrued expenses	2,430	2,450	2,035
Directors' fees payable	-	37	-
Total liabilities	321,062	234,322	228,733
Net assets	$258,767	$264,752	$278,699

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 20,445, 20,445 and 20,240 shares issued and outstanding, respectively	$20	$20	$20
Capital in excess of par value	288,911	288,844	286,141
Accumulated undistributed (overdistributed) earnings	(30,164)	(24,112)	(7,462)
Total net assets	$258,767	$264,752	$278,699
Net asset value per share	$12.66	$12.95	$13.77

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended		For the year ended
	December 31, 2018	September 30, 2018	December 31, 2018	December 31, 2017
	(unaudited)		(audited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$11,862	$10,938	$46,551	$42,055
Non-controlled affiliate company investments	1,848	1,815	7,242	5,566
Controlled affiliate company investments	-	-	-	594
Total interest income	13,710	12,753	53,793	48,215
Dividend income:
Non-controlled/non-affiliate company investments	29	288	842	1,002
Controlled affiliate company investments	650	550	1,725	-
Total dividend income	679	838	2,567	1,002
Fee income:
Non-controlled/non-affiliate company investments	446	188	1,941	1,890
Non-controlled affiliate company investments	-	-	83	-
Total fee income	446	188	2,024	1,890
Total investment income	14,835	13,779	58,384	51,107

Operating expenses:
Interest and other debt financing expenses	3,833	2,895	12,270	8,312
Base management fees	2,318	2,196	8,879	7,726
Incentive fees	-	-	1,751	5,686
Professional fees	303	260	1,172	1,243
Administrative service fees	354	327	1,327	1,248
General and administrative expenses	192	338	931	948
Excise taxes	-	-	11	100
Directors' fees	32	37	143	148
Expenses before incentive fee waiver	7,032	6,053	26,484	25,411
Incentive fee waiver	-	-	-	(308)
Total expenses, net of incentive fee waiver	7,032	6,053	26,484	25,103

Net investment income	7,803	7,726	31,900	26,004

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	89	(1,414)	(1,325)	(439)
Non-controlled affiliate company investments	(24,503)	(4,186)	(28,689)	-
Secured borrowings	-	-	-	66
Foreign currency forward contracts	(3)	-	(3)	-
Foreign currency and other transactions	(5)	(11)	(13)	1
Net realized gain (loss)	(24,422)	(5,611)	(30,030)	(372)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(4,714)	(5,981)	(11,375)	4,764
Non-controlled affiliate company investments	22,704	2,396	14,020	(14,635)
Controlled affiliate company investments	(684)	275	294	(3,249)
Secured borrowings	-	-	-	(6)
Foreign currency and other transactions	484	202	1,039	(354)
Net change in unrealized gain (loss)	17,790	(3,108)	3,978	(13,480)

Total net gain (loss)	(6,632)	(8,719)	(26,052)	(13,852)

Net increase (decrease) in net assets resulting from operations	$1,171	$(993)	$5,848	$12,152

Per common share data:
Net investment income per share - basic and diluted	$0.38	$0.38	$1.57	$1.40
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.06	$(0.05)	$0.29	$0.65
Weighted average common shares outstanding - basic and diluted	20,445	20,417	20,337	18,625

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2018	September 30, 2018	December 31, 2018	December 31, 2017

Interest income	$13,091	$12,022	$50,442	$44,565
Dividend income	679	838	2,567	1,002
Fee income	446	188	2,024	1,890
Prepayment gain (loss)	193	450	1,088	1,790
Accretion of discounts and amortization of premiums	426	281	2,263	1,860
Total investment income	$14,835	$13,779	$58,384	$51,107

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2018	September 30, 2018	December 31, 2018	December 31, 2017

Interest expense - revolving credit facility	$1,390	$1,347	$5,845	$4,771
Interest expense - 2023 Notes	992	209	1,201	-
Interest expense - SBA debentures	992	984	3,814	2,434
Amortization of deferred financing costs	459	355	1,410	1,042
Interest expense - secured borrowings	-	-	-	34
Other	-	-	-	31
Total interest and other debt financing expenses	$3,833	$2,895	$12,270	$8,312

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and opportunistic private credit investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides debt financing to businesses, special situation borrowers, and private equity sponsors. Investment types include cash flow, enterprise value and asset-based loans; unitranche financings; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management, and private equity and independent sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, New York, and San Francisco.

Monroe has been recognized by Creditflux as the 2018 Best US Direct Lending Fund; Private Debt Investor as the 2018 Lower Mid-Market Lender of the Year; Global M&A Network as the 2018 Small Middle Markets Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com